Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use of our report dated September 28, 2016, which includes an explanatory paragraph about the existence of substantial doubt concerning NightFood Holdings, Inc.’s ability to continue as a going concern, on the consolidated financial statements of NightFood Holdings, Inc. as of June 30, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss and changes in stockholders’ equity and cash flows for the years ended June 30, 2016 and 2015, included herein on the registration statement of NightFood Holdings, Inc. on Amendment No. 1 to Form S-1. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ RBSM LLP

New York, NY

April 21, 2017